Exhibit 5.1

November 22, 2010

Universal Insurance Holdings, Inc.
1110 West Commercial Boulevard
Fort Lauderdale, Florida  33309

Ladies and Gentlemen:

We are counsel to Universal Insurance Holdings, Inc. (the “Company”) and we have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 4,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”).  The Shares were issued to an executive of the Company pursuant to the employment agreement between the executive and the Company, dated on or around August 11, 1999, as amended (the “Employment Agreement”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation, as amended, and Bylaws, as amended and restated, the Employment Agreement and the corporate action of the Company that provides for the issuance of the Shares.  We have examined and relied on a certificate of the executive and have not independently established any of the facts so relied on. We also have made such other investigation as we have deemed appropriate.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

    Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

   Our opinion set forth above is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.   The foregoing opinions are rendered as of the date of this letter.  We assume no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur.

   We are furnishing this opinion letter to you solely in connection with the Registration Statement.  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving our consent we do not thereby admit that we are in the category of persons

Universal Insurance Holdings, Inc.
November 22, 2010

whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP